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                              EMPLOYMENT AGREEMENT
                              --------------------

         EMPLOYMENT AGREEMENT made as of June 17, 1996, between PAPERCLIP IMAGING SOFTWARE, INC. (the "Company"), a Delaware corporation having its principal place of business at Three University Plaza, Hackensack, New Jersey 07601, and DAVID VALENTINO (the "Executive"), residing at 19 Kastor Lane, West Long Branch, New Jersey 07764.

                       ----------------------------------

         In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby employs Executive as its Vice President of Marketing and Sales, subject to and on the terms and conditions set forth in this Agreement, and Executive hereby accepts such employment.

         2. Term. The term of this Agreement ("Term") shall commence as of the date hereof and shall continue until June 30, 1999, unless extended or earlier terminated in the manner hereinafter provided.

         3. Obligations of Executive. During the Term, Executive shall:

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            (a) render his services to the Company and its affiliates in a manner reasonably satisfactory to the Board of Directors of the Company;

            (b) under the supervision and control of the Company's Board of Directors, and the Chief Executive Officer, perform the following responsibilities: develop and implement marketing plans for the Company's proprietary software systems; develop bundling and OEM transactions beneficial to the marketing of the Company's products; market the Company's products based on such proprietary systems; hire and supervise marketing and sales employees; and perform such other services and duties as are customarily performed by a vice president in charge of marketing and sales of a company with activities similar to those of the Company, including such other duties as shall be assigned to him by the Board of Directors and the Chief Executive Officer; and

            (c) devote full time to the affairs of the Company (and its affiliates); and use his best efforts to promote the interests of the Company (and its affiliates) and perform no acts contrary to such interests.

         4. Compensation. (a) As compensation for all services to be performed by Executive for the Company (and its affiliates) during the Term, the Company agrees

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to pay Executive a salary at the annual rate of $135,000.

            (b) In addition, the Company agrees to pay Executive incentive compensation, and to grant stock options to Executive (on the terms set forth in paragraph (c) of this Section), with respect to each full quarter of the Term (commencing July 1, 1996) in relation to the following respective quarterly quotas of "Systems Sales" (as hereinafter defined) of the Company during such quarter:


            Quarter Commencing                        Systems Sales Quota
            ------------------                        -------------------

                  7/1/96                                   $  581,641
                 10/1/96                                   $  688,326
                  1/1/97                                   $  814,579
                  4/1/97                                   $  963,989
                  7/l/97                                   $1,140,804
                 10/1/97                                   $1,350,050
                  1/1/98                              To be determined by
                                                & thereafter Board of Directors


With respect to any quarter in which Systems Sales reach 100% of the applicable quota: the cash incentive compensation shall be $12,500, and the number of options available (under paragraph (c) of this Section) shall be 7,000. With respect to any quarter in which Systems Sales exceed 100% of the applicable quota: the incentive compensation, and the number of options available, shall

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each be increased proportionately. With respect to any quarter in which Systems
Sales reach less than the applicable quota (but at least 80% of such quota):
the cash incentive compensation, and the number of options available, shall each be decreased proportionately. With respect to any quarter in which Systems Sales reach less than 80% of the applicable quota (but at least 50% of such quota), the cash incentive compensation, and the number of options available, shall be decreased proportionately and, then, divided by two. With respect to any quarter in which Systems Sales reach less than 50% of the applicable quota, there shall be no incentive compensation, and no options available, under this paragraph.

            (c) The options referred to in paragraph (b) of this Section shall all be under the Company's 1995 Stock Option Plan, at an exercise price, in each case, of $2.50 per share (the price on June 24, 1996).

            (d) As used in this Agreement, the term "Systems Sales", with respect to any quarter, shall mean:

                (i) with respect to the first four quarters of the Term, all bona fide sales of the Company during such quarter except sales of Internet related products;

                (ii) with respect to the next four quarters of the Term: all bona fide sales of the Company during

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such quarter including sales of Internet related products; provided, however, that the quota applicable to any of such quarters shall not have not been satisfied unless the bona fide sales of the Company during such quarter excluding all sales of Internet related products shall have exceeded 50% of such quota during such quarter; and

                (iii) thereafter all bona fide sales of the Company during such quarter (regardless of the type of products or services); as determined by the Company's accountants, less, in each case, all returns, royalties payable to the Company's licensors with respect to such sales, and direct costs associated with software manuals and software packaging. The term "Sales" also includes indirect sales related to OEM Transactions.

            (e) The Company will also grant the Executive 66,666 Stock Options, under its 1995 Stock Option Plan, at an exercise price, in each case, equal to $2.50 per share (the price on June 24, 1996). Such grants shall take place on each of the following respective dates: June 30, 1997, June 30, 1998, June 30, 1999, if Systems Sales during the year of the Term then ending equaled at least 50% of the aggregate quotas with respect to such year set forth or referred to in paragraph (b) of this section.

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            (f) The Company will, during each December of the Term, contribute
$7,500 to Executive's Section 401(k) Plan, except to the extent that unless the Company shall adopt its own retirement plan granting you similar benefits. In addition, upon satisfying (or continuing to satisfy) any applicable eligibility requirements, Executive shall also be entitled to participate in any pension, group insurance or hospitalization plan or other benefit plan or arrangement of the Company which is applicable to its employees or executives generally, although the Company shall be under no obligation to institute any such plan or arrangement.

            (g) If the Company shall terminate Executive's employment during the Term and without cause, then: (A) the Company shall be obligated to pay:
(i) Executive's bonus under paragraph (b) of this Section for the period ending on the date of such termination, and to the extent earned; (ii) his salary at the rate of $135,000 per annum for the six months following such termination; and (B) Executive shall be entitled to a proportionate number of the options referred to in paragraph (e) of this Section up to the date of such termination.

            (h) Notwithstanding any other provision of this Agreement, if the Company shall sell all or substantially all of the assets of the Company or the Company shall be a party to a merger in which the

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Company is not the surviving entity, then, Executive shall be entitled to all of his options referred to in paragraph (e) of this section, all of which shall vest.

         5. Expenses. The Company will reimburse Executive for properly documented expenses reasonably incurred by Executive in connection with the performance of her services to the Company.

         6. Agreement Not to Compete; Not to Disclose Confidential Information.
(a) Executive agrees that while he is employed by the Company and for a period of 24 months commencing at the end of the Term (unless his employment is terminated prior to the end of the Term without cause, in which event, such period shall commence after any payments due Executive under this Agreement have ceased): he will not, except on behalf of the Company (or any of its affiliates), directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, associate, employee, representative, agent, salesperson, consultant, distributor or otherwise, develop, market or sell, or assist any such person or other entity to develop, market or sell, any software products competitive with those developed, marketed or sold by the Company during the Term. Notwithstanding the foregoing, the ownership for investment purposes as a passive investor (passivity shall not include, among other things, the receipt of

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securities obtained for past or future services, advice or ideas) of common stock constituting not more than 1% of the outstanding common stock of a person which is traded on the New York Stock Exchange or the American Stock Exchange or which is authorized to be quoted on the Nasdaq National Market, even though that person is a competitor of the Company, shall not be prohibited by this
Section 6(a).

            (b) Executive agrees that while he is employed by the Company and for a period of 36 months commencing at the end of the Term (unless his employment is terminated prior to the end of the Term without cause, in which event, such period shall commence after payments due Executive under this Agreement have ceased) for a period of 36 months after the termination of such employment, he will not, except on behalf of the Company (or any of its affiliates), directly or indirectly, whether as an officer, director, shareholder (subject to the 1% limitation as provided for in 6(a)), partner, proprietor, associate, employee, representative, agent, salesperson, consultant, distributor or otherwise, hire or solicit the hiring of any employee, salesperson or other representative of the Company or any of its affiliates (except consultants or other third parties introduced by Executive to the Company).

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            (c) Executive agrees that he will not, at any time, disclose to any person, corporation, firm, partnership or other entity (except the Company or its affiliates) or any officer, director, stockholder, partner, associate, employee, agent or representative of any such person, partnership, firm, corporation or other entity, any confidential information or trade secrets of the Company or any of its affiliates learned by him at any time.

            (d) Executive agrees that a violation of the terms and provisions of this Section 6 will cause irreparable injury to the Company (and its affiliates, if any), and that the Company (and its affiliates, if any) shall be entitled, in addition to any other rights and remedies they may have, at law or in equity, to an injunction enjoining and restraining Executive from doing or continuing to do any such act and any other violations or threatened violations of this Section 6.

         7. Termination With Cause. As used in this Agreement, the term "cause" shall mean: (i) criminal, unethical, or dishonest conduct on the part of Executive so serious as to be injurious to the reputation or business interests of the Company, or (ii) a material breach by the Executive of the provisions of this Agreement, (iii) if the Executive has ceased to perform his duties hereunder in any material respect. The

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Executive's employment shall not have been deemed to be terminated for cause unless and until there shall have been delivered to the Executive a Notice of Termination specifying the particulars thereof in reasonable detail, and in the case of (ii) and (iii) above, the Executive shall have had a reasonable period to cure.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive in any way relating to the employment of Executive and merges all prior agreements and understandings between them relating in any way to the subject matter of this Agreement. This Agreement may not be amended or terminated except by a writing signed by the party against whom such amendment or termination is sought to be enforced. This Agreement shall be binding upon the parties and their successors.

         9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey (without regard to conflict of laws rules).

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The parties have executed this Agreement as of the day and year first above written.

                                            PAPERCLIP IMAGING SOFTWARE, INC.


                                            By   /s/ William Weiss
                                               --------------------------------
                                                 William Weiss, CEO


                                                 /s/ David Valentino
                                               --------------------------------
                                                 David Valentino


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